UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2020

The Boston Beer Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-14092	04-3284048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Design Center Place, Suite 850, Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 368-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SAM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2020, the Company’s Board of Directors, acting in accordance with its authority under the Company’s By-Laws, appointed Michael M. Lynton and Samuel A. Calagione, III to serve as Class B Directors of the Company, effective immediately. At the same time, at the recommendation of the Nominating/Governance Committee, the Board of Directors appointed Mr. Lynton to serve on the Nominating/Governance Committee and to replace Meghan V. Joyce on the Compensation Committee.

Mr. Lynton’s appointment fills the vacancy created by the resignation of former Class B Director David P. Fialkow. Mr. Lynton’s term expires as of the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. The Company anticipates that Mr. Lynton will be a candidate for reelection as a Class B Director at the next Annual Meeting of Stockholders in 2021.

Mr. Lynton’s compensation for services as a Director will be consistent with that of the Company’s other non-employee Directors, as described in the Company’s Definitive Proxy Statement on Schedule 14A with respect to its 2020 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 3, 2020. There are no other arrangements or understandings between Mr. Lynton and any other person pursuant to which he was elected as a director, and Mr. Lynton is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Lynton is independent as provided in the New York Stock Exchange and Securities and Exchange Commission director independence standards.

As previously reported, as part of the merger with Dogfish Head Brewery, the Company agreed to elect Mr. Calagione, Dogfish Head’s Founder, to the Board of Directors at the 2020 Annual Meeting of Stockholders. As noted in the Company’s Current Report on Form 8-K filed on April 1, 2020, on the recommendation of the Nominating/Governance Committee, the Board approved increasing the size of the Board to nine to accommodate the election of Mr. Fialkow’s successor and then of Mr. Calagione. On April 1, 2020, Mr. Calagione and the Company agreed to defer his election until the Company completed its search for another independent Director to fill the vacancy left by Mr. Fialkow, thereby maintaining the Company’s compliance with the New York Stock Exchange majority-independent Board composition requirement. The Company anticipates that Mr. Calagione will be a candidate for reelection as a Class B Director at the next Annual Meeting of Stockholders in 2021. There are no other arrangements or understandings between Mr. Calagione and any other person pursuant to which he was elected as a Director.

As a full-time employee of the Company, Mr. Calagione will not be compensated for his services as a Director, consistent with the Company’s other employee Directors. His Employment Agreement dated July 3, 2019, was attached as Exhibit 10.3 to the Company’s Current Report on Form 10-Q filed on July 25, 2019. Other than as previously reported under the heading “Board Review of Related Party Transactions” on page 22 of the Company’s Definitive Proxy Statement on Schedule 14A with respect to its 2020 Annual Meeting of Stockholders, Mr. Calagione is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. As an update to those disclosures, his 2020 base salary is $440,274, and he has not received any bonus or equity awards in 2020. Mr. Calagione’s wife, Mariah Calagione, is a coworker and at-will employee at Boston Beer with the title of Founder and Communitarian. Her 2020 base salary is $213,725. She has not received any bonus or equity awards in 2020. Mr. and Ms. Calagione own Red Wagon LLC, which is the owner of the land on which two Company-owned retail establishments in Delaware, Chesapeake & Maine and Brewing & Eats, are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases, as amended, commenced on July 1, 2019 with an expiration date of June 30, 2029, terminable by the Company at any time, and renewable for three (3) consecutive, five (5)-year terms on 180 days’ notice. The combined monthly rent for the two leases is $29,043. The total amount paid by the Company to Red Wagon LLC from January 1, 2020 through October 7, 2020 is $270,741. As a full-time employee, Mr. Calagione is not independent as provided in the New York Stock Exchange and Securities and Exchange Commission director independence standards, and therefore is not eligible to serve on the standing committees of the Company’s Board of Directors.

The Company issued a press release regarding Mr. Lynton’s and Mr. Calagione’s appointments, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of The Boston Beer Company, Inc. dated October 7, 2020.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Boston Beer Company, Inc.

Date: October 7, 2020	By:	/s/ David A. Burwick
Name: David A. Burwick
Title: President & Chief Executive Officer

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